Exhibit 10.1

POWER-AS-A-SERVICE AND COLOCATION SERVICES AGREEMENT

This Power-as-a-Service and Colocation Services Agreement (this “Agreement”) is entered into as of August 20th, 2026 (the “Effective Date”), by and between Power Upp USA, Inc. (“PWRU”), a Florida corporation whose principal address is 2200 SW 45th St, Ste 101, Fort Lauderdale, FL 33312, and Cuentas, Inc. (“Customer”), a Florida corporation whose principal address is 235 Lincoln Rd, Ste 210, Miami Beach, FL 33139. PWRU and Customer may each be referred to herein as a “Party” and collectively as “Parties.”

1. Purpose

This Agreement sets forth the terms under which PWRU shall provide to Customer: (a) Power-as-a- Service (“PaaS”), including the supply of generated electrical energy; and (b) onsite colocation hosting for Customer-provided equipment, in each case as further described in this Agreement and the applicable Service Order(s).

2. Services

2.1 PaaS Services

PWRU shall install, commission, operate, maintain, monitor, and manage modular power generation equipment at the service site designated in an applicable Service Order (the “Site”) for the purpose of supplying electrical energy to Customer.

2.2 Colocation Services

PWRU shall provide colocation services for each Customer-provided and deployed 40-foot containerized equipment set consisting of two (2) containers together with a cooling tower (“Container Set”), including:

●	A non-exclusive right to occupy and use the designated portion of the Site for the permitted operation of the Container Set, consistent with standard colocation structures.

●	Physical site security including access control, perimeter protection, electric fence, and video monitoring.

●	Controlled access procedures, visitor management, and incident logging.

●	Site monitoring reasonably designed to deter unauthorized access, theft, vandalism, and tampering.

2.3 Exclusions

Unless expressly stated in a Service Order, PWRU is not responsible for Customer-owned IT hardware, servers, network switching equipment, software, cybersecurity of Customer systems, digital asset custody, wallet security, mining pool arrangements, mining pool payouts, or data backup and recovery.

3. Commercial Terms

3.1 One-Time Fees

Customer shall pay the following one-time fees per 2.4 MW Hydro Container with power:

Charge Item	Amount	Billing Basis
ASIC Miners	$500,000	Customer-owned 432 ASIC miners procured, staged, configured, and commissioned for Customer pursuant to the applicable Service Order or equipment schedule. Title to such ASIC miners shall pass to Customer only upon PWRU’s receipt of full payment in cleared funds, and any manufacturer or vendor warranty shall be passed through only to the extent assignable.
Mobilization Fee	Included	PWRU-owned powered 40-foot Hydro Container Set (set of 2 with cooling tower), including securing power and co-location.
Security Deposit	$90,000	Cash security deposit, subject to draw by PWRU as provided herein.

The ASIC miner line item is a procurement and deployment charge only and does not constitute a representation or warranty by PWRU regarding digital asset production, hash rate economics, mining profitability, or future market value.

3.2 Recurring Charges

Customer shall pay the following recurring monthly and usage-based charges:

Charge Item	Amount	Billing Basis
Colocation & Admin	5% + $2,500/mo	Per 40-foot Hydro Container Set with racks to house 432 ASIC miners. The 5% component shall mean five percent of Gross Mining Revenues attributable to the ASIC miners hosted under the applicable Service Order. “Gross Mining Revenues” means the gross value of all digital assets, fiat proceeds, pool distributions, rewards, incentives, fees, credits, or other consideration generated, earned, or received from operation of the Customer Equipment, valued in U.S. dollars at the time of receipt using the exchange rate or benchmark specified in the applicable Service Order.

Capacity Fee	Waived	The Parties agree that the Minimum Utilization Requirement and take-or-pay obligation in Section 3.6 are in lieu of, and substitute for, any separate capacity reservation fee.
Energy Charge	$0.05/kWh	Per kwh delivered to Customer’s ASIC miners, subject to adjustment under Section 3.3A
Fuel Cost	Included	Included in Energy Charge, subject to fuel cost adjustment rights set forth herein.
Taxes	All applicable	Pass-through as invoiced or imposed by law.

Customer shall deliver with each monthly payment a written revenue statement, together with supporting mining pool, wallet, exchange, and settlement reports reasonably sufficient for PWRU to verify Gross Mining Revenues. PWRU shall have audit rights upon reasonable notice, not more than twice per calendar year unless a discrepancy greater than five percent (5%) is found.

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3.3 Taxes

All sales, use, excise, gross receipts, utility, value-added, transaction, and similar taxes, assessments, duties, or governmental charges arising from or relating to the Services, other than taxes imposed on PWRU’s net income, shall be paid by Customer or reimbursed to PWRU if paid by PWRU.

3.3 A Price Adjustment

(a) CPI Adjustment. Commencing on the first anniversary of the Service Commencement Date, and on each anniversary thereafter, the Energy Charge and the fixed monthly Colocation & Admin charge shall automatically increase by the percentage increase, if any, in the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, All Items, not seasonally adjusted, published by the U.S. Bureau of Labor Statistics for the most recently available twelve-month period, provided that each annual adjustment shall be not less than two percent (2%) and not more than six percent (6%).

(b) Fuel Spike Adjustment. If PWRU’s actual delivered fuel cost basis for the applicable Site increases by more than twenty percent (20%) above the baseline fuel cost basis assumed as of the Effective Date, and such increase persists for thirty (30) consecutive days, PWRU may increase the Energy Charge by written notice to Customer in an amount reasonably necessary to recover the excess fuel cost above such twenty percent (20%) threshold. Such adjustment shall remain in effect only for so long as the qualifying fuel cost condition persists. PWRU shall provide reasonable backup supporting the adjustment calculation.

3.4 Billing and Payment

PWRU shall invoice Customer monthly in arrears for Recurring Charges. One-Time Fees shall be due and payable by Customer prior to deployment unless otherwise stated in a Service Order. Payments shall be due within fifteen (15) days after Customer’s receipt of each undisputed invoice. Customer must notify PWRU in writing of any invoice dispute within ten (10) days after receipt of the applicable invoice, describing the basis in reasonable detail, and Customer shall timely pay all undisputed amounts. Overdue amounts shall accrue interest at the lesser of one and one-half percent (1.5%) per month or the maximum lawful rate. Customer shall not set off, withhold, recoup, or deduct any amount except as required by law.

3.5 Metering

Energy charges shall be calculated based on metered kilowatt-hours delivered to Customer at the agreed delivery point. The applicable Service Order shall define the delivery point, metering ownership, calibration intervals, testing procedures, data hierarchy, and dispute procedure.

3.6 Minimum Utilization Requirement; Take-or-Pay

(a) Contracted Demand. The Contracted Demand for the Services shall be 2,400 kWe (2.4 MWe) per Container Set regardless of the number of ASIC miners in service at any given time. Customer is solely responsible for maintaining a sufficient number of operational ASIC miners and spare units to ensure optimal power utilization and revenue generation.

(b) Minimum Utilization. Customer shall maintain a Minimum Utilization Rate of at least eighty percent (80%) of the Contracted Demand, calculated monthly as the ratio of Actual Energy Delivered (in kWh) divided by the product of Contracted Demand (in kWe) multiplied by the total hours in the applicable calendar month (the “Minimum Utilization Requirement”). Actual Energy Delivered shall be measured by PWRU’s meter at the delivery point.

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(c) Shortfall Charge. If Actual Energy Delivered is less than the Minimum Utilization Requirement in any month (a “Shortfall Month”), Customer shall pay the Energy Charge on the full quantity required to meet the Minimum Utilization Requirement as if such quantity had been delivered (the “Take-or-Pay Quantity”). The Take-or-Pay Quantity for a Shortfall Month shall be Contracted Demand multiplied by 0.80 multiplied by the hours in such month. The Parties acknowledge and agree that this take-or-pay obligation is absolute and applies regardless of any Customer-side equipment failure, miner underperformance, planned or unplanned Customer curtailment, maintenance of Customer Equipment, digital asset price movements, mining difficulty changes, pool performance, wallet or exchange disruptions, market conditions, Customer financing issues, or any other circumstance on the Customer side or in the market, except solely to the extent expressly excused under subsection (d) below.

(d) Excused Shortfalls. The Minimum Utilization Requirement shall be reduced pro rata only for any period during which Services are interrupted due to: (i) a Force Majeure Event; (ii) a PWRU-caused outage exceeding eight (8) continuous hours; or (iii) scheduled site maintenance performed by PWRU and approved by Customer with at least five (5) business days’ prior notice. Customer shall remain obligated to pay the fixed Colocation & Admin charge without reduction.

(e) Reporting. PWRU shall provide Customer a monthly utilization report within ten (10) days after month-end, showing Actual Energy Delivered, Minimum Utilization Rate, and any Take-or-Pay Quantity. Customer shall have ten (10) days to dispute the report in good faith, after which it shall be final absent manifest error.

3.7 Bitcoin Price Protection; Customer Suspension Right

(a) BTC Downside Event. If the Closing Price of Bitcoin is below US$55,000 for fifteen (15) consecutive Trading Days, Customer may elect to suspend all or part of its mining operations under this Agreement and the applicable Service Order by providing Provider written notice (a “BTC Suspension”). The BTC Suspension will become effective fifteen (15) days from the date such notice is received by the Provider.

(b) Suspension Fee and Payment Relief. Upon a mutual written agreement by both Parties, beginning on the effective date of a BTC Suspension and continuing for no more than one (1) calendar month (the “Suspension Period”), Customer shall elect to pay Provider solely a fixed suspension, equipment storage, reservation, and site-maintenance fee of US$7,500 (the “Suspension Fee”). During the Suspension Period, Customer will have no obligation to pay energy charges, demand charges, hosting or colocation charges, capacity-reservation charges, minimum-payment obligations, or other variable, usage-based, or operating charges attributable to the suspended operations. The Suspension Fee is Customer’s sole payment obligation for the suspended operations during the Suspension Period.

(c) Preservation of Capacity. During the Suspension Period, Provider shall preserve Customer’s allocated site space and contracted electrical capacity; provided, however, that Provider will not be required to energize, operate, monitor, maintain, repair, insure, or otherwise service Customer equipment except to the extent expressly required elsewhere in this Agreement. Customer remains responsible for the security insurance, maintenance, and condition of its equipment, except to the extent any loss or damage results from Provider’s breach of this Agreement, gross negligence, or willful misconduct.

(d) Resumption Before Expiration. Customer may resume all or part of the suspended operations at any time during the Suspension Period by giving Provider not less than five (5) Business Days’ prior written notice before the Suspension Period ends. Upon resumption, the applicable pricing and all other payment (a)  obligations under this Agreement and the Service Order will recommence for the resumed operations as of the effective date of resumption.

(e) Continuing Low BTC Price; Termination. If, as of the expiration of the Suspension Period, the Closing Price of Bitcoin remains below US$55,000, either Party may terminate this Agreement and the applicable Service Order by written notice to the other Party. Such termination will be effective upon receipt of the notice, or on another later date specified in the notice. Neither Party will owe an early-termination fee, liquidated damages, future minimum-payment obligation, or similar charge as a result of a termination under this Section; provided that Customer remains responsible for all undisputed amounts accrued through the effective date of termination, including any unpaid Suspension Fee and all expenses associated with the removal of Customer equipment.

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(f) Extension Only by Written Agreement. The Parties may extend the Suspension Period or agree to a different commercial arrangement only in a written instrument signed by authorized representatives of both Parties. Absent such written agreement, neither Party is required to continue the Agreement or the applicable Service Order following the end of the Suspension Period.

(g) Bitcoin Price Source. “Closing Price of Bitcoin” means the daily U.S. dollar closing price for Bitcoin reported by Coinbase at 5:00 p.m. Eastern Time. If the selected source is unavailable or ceases publishing the relevant price, the Parties shall use a mutually agreed, nationally recognized digital-asset market-data source; pending agreement, the price published by Coinbase shall apply.

4. Term and Service Orders

4.1 Term

This Agreement shall commence on the Effective Date and continue for an initial term of thirty-six (36) months, unless earlier terminated in accordance with this Agreement. Thereafter, this Agreement shall automatically renew for successive twelve (12) month periods unless either Party gives at least ninety (90) days’ prior written notice of non-renewal.

4.2 Service Orders

The Parties may execute one or more service orders, schedules, or deployment exhibits (each, a “Service Order”) identifying the Site, number of Container Sets, expected load profile, service commencement date, delivery point, number of ASIC miners, Gross Mining Revenues valuation benchmark, wallet/payment instructions, and any special technical or commercial provisions. If there is a conflict between this

Agreement and a Service Order, this Agreement shall control except to the extent the Service Order expressly states that it amends a specific section of this Agreement solely for that Service Order.

As further defined in Section 7.2, Colocation Services are a limited license to Customer’s use rights at the colocation site and shall not be construed as a lease.

5. Operations

5.1 PWRU Responsibilities

PWRU shall:

●	Install, operate, inspect, maintain, and repair the PWRU-owned generation equipment.

●	Provide fuel required to generate power, at PWRU’s cost, to the extent fuel is designated as included, subject to price adjustment rights in Section 3.3A.

●	Maintain all PWRU-owned electrical infrastructure up to the agreed delivery point, unless otherwise stated in a Service Order.

●	Maintain and service Customer’s ASIC miners only to the extent expressly stated in a Service Order and only if PWRU has access to Customer-provided spare ASIC miners, excluding any obligation to provide replacement parts unless separately agreed.

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●	Maintain commercially reasonable operating procedures and safety protocols.

●	Maintain the perimeter security systems described in this Agreement.

●	Use commercially reasonable efforts to minimize outages and respond to incidents.

5.2 Customer Responsibilities

Customer shall:

●	Provide timely access to the Site and all Customer-controlled areas necessary for PWRU to perform the Services.

●	Use the Services only for lawful purposes and in compliance with applicable law.

●	Refrain from tampering with PWRU equipment, fencing, meters, cameras, or controls.

●	Maintain all permits, licenses, mining pool arrangements, exchange accounts, custody arrangements, and consents expressly allocated to Customer in a Service Order.

●	Provide PWRU read-only wallet, mining pool, exchange, or other reporting access reasonably necessary to verify Gross Mining Revenues and enforce PWRU’s payment rights.

5.3 Access Control

Customer personnel may access the Site or Customer-designated colocation areas only in accordance with PWRU’s security and access procedures, including identification, escort, logging, and removal controls where applicable.

6. Performance; Outages; Service Interruptions

6.1 Planned Maintenance

PWRU may perform planned maintenance upon reasonable prior notice to Customer, except in emergencies. PWRU shall use commercially reasonable efforts to schedule planned outages during low- load windows where practicable.

6.2 Unplanned Outages

PWRU shall use commercially reasonable efforts to restore service after an unplanned outage as promptly as practicable. Unless expressly stated in a Service Order, this Agreement does not include liquidated damages or service credits for outages.

6.3 Excused Performance

A Party’s failure to perform shall be excused to the extent caused by a Force Majeure Event.

7. Title; Risk; Site Rights

7.1 Ownership of Equipment

All generators, powered containers, meters, controls, cameras, fencing, cabling, switchgear, and other equipment installed by or on behalf of PWRU shall remain the sole property of PWRU. Customer Equipment, including Customer-owned ASIC miners, shall remain the property of Customer.

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7.2 License; No Real Property Interest

Customer’s right to use any designated colocation area, power services area, or related site portion is a limited, revocable contractual license solely for receipt of the Services and does not create a leasehold, easement, or other real property interest.

7.3 Risk of Loss; No Liability for Customer Equipment

(a) PWRU shall bear the risk of loss to or damage of PWRU-owned equipment, except to the extent caused by Customer’s negligence, willful misconduct, unauthorized access, or breach of this Agreement.

(b) Customer shall bear all risk of loss of, damage to, or theft of Customer Equipment, property, or materials located at or brought to the Site, and PWRU shall have no liability for any loss of, damage to, or theft of Customer Equipment except to the extent caused by PWRU’s gross negligence, willful misconduct, or fraud. Customer acknowledges that the Services are not insurance and that Customer is solely responsible for insuring Customer Equipment and digital asset-related risks.

(c) PWRU’s security services are provided for deterrence only and do not constitute a warranty, guarantee, or insurance against loss, damage, or theft.

8. Compliance; Safety; Security

Each Party shall comply with applicable laws, codes, ordinances, and regulations relevant to its performance under this Agreement. PWRU’s physical security measures for the Site shall include access controls, perimeter protection, electric fencing, and continuous video monitoring, while Customer shall ensure its personnel comply with all entry, safety, and security procedures.

9. Insurance and Credit Support

(a) Customer Insurance Requirements. Customer shall procure and maintain, at its sole expense, during the Term:

●	Commercial general liability insurance with limits of at least $2,000,000 per occurrence and $4,000,000 annual aggregate.

●·	Property insurance covering Customer Equipment against all risks of direct physical loss on an all- risk replacement cost basis.

●	Workers’ compensation insurance as required by law, and employers’ liability insurance with limits of at least $1,000,000 per accident.

(b) Additional Insured. Customer’s general liability and umbrella/excess policies shall name PWRU and its related parties as additional insureds on a primary and non-contributory basis with respect to claims arising out of Customer’s operations, Customer Equipment, or Customer’s acts or omissions at the Site.

(c) Evidence of Coverage. Customer shall provide PWRU certificates of insurance and endorsements prior to Service commencement and upon renewal. Failure to maintain insurance constitutes a material breach.

(d) PWRU Insurance. PWRU shall maintain commercial general liability insurance and property coverage for PWRU-owned equipment, but such insurance shall not cover Customer Equipment.

(e) Waiver of Subrogation. Each Party waives all rights of subrogation or recovery against the other for loss or damage covered by its insurance.

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(f) Security Deposit. The $90,000 security deposit shall secure Customer’s payment and performance obligations under this Agreement. PWRU may draw upon the security deposit for any unpaid charges, interest, taxes, damage caused by Customer, removal costs, storage charges, audit underpayments, or any other amounts due from Customer under this Agreement after any applicable notice and cure period. Customer shall replenish any drawn amount within five (5) business days after written notice from PWRU. Failure to timely replenish the security deposit shall constitute an Event of Default. Any undrawn balance of the security deposit shall be returned to Customer within sixty (60) days after expiration or termination of this Agreement, less any amounts reasonably reserved for unresolved claims or final invoice reconciliation.

(g) Revenue Control and Credit Support. As additional credit support for Customer’s payment obligations, Customer shall, prior to Service commencement, establish and maintain throughout the Term one or more revenue control mechanisms reasonably acceptable to PWRU, which may include: (i) direct payment instructions from the applicable mining pool or digital asset administrator; (ii) a control agreement over a designated deposit account or wallet into which Gross Mining Revenues are remitted; (iii) automatic sweep instructions or waterfall arrangements directing PWRU’s earned amounts and any overdue amounts to PWRU before residual amounts are released to Customer; and/or (iv) a security interest, to the extent permitted by applicable law, in accounts, payment intangibles, digital asset proceeds, and receivables arising from the operation of Customer Equipment. Customer shall execute such control agreements, UCC financing statements, payment directions, and other instruments as PWRU may reasonably require to implement the foregoing. PWRU’s rights under this subsection are intended to permit recovery and clawback of amounts payable from Gross Mining Revenues and related proceeds. Failure to maintain such mechanisms shall constitute a material breach and Event of Default.

10. Confidentiality

Each Party shall keep confidential all non-public technical, commercial, pricing, operational, and security information disclosed by the other Party and shall use such information solely for purposes of this

Agreement, except as required by law, court order, financing diligence, auditor review, or professional advisors bound by confidentiality obligations.

11. Indemnification

11.1 By PWRU

PWRU shall indemnify, defend, and hold harmless Customer and its managers, officers, employees, and agents from and against third-party claims, damages, liabilities, and reasonable costs arising from bodily injury, death, or tangible property damage to the extent caused by the negligence or willful misconduct of PWRU or its personnel.

11.2 By Customer

Customer shall indemnify, defend, and hold harmless PWRU and its affiliates, officers, directors, employees, contractors, and agents from and against third-party claims, damages, liabilities, and reasonable costs arising from bodily injury, death, or tangible property damage to the extent caused by the negligence, willful misconduct, unauthorized acts, or breach of this Agreement by Customer or its personnel. Customer shall also indemnify PWRU against claims arising from Customer Equipment, digital asset operations, mining pool activities, wallet arrangements, exchange accounts, or the loss of, damage to, or theft of Customer Equipment, except to the extent caused by PWRU’s gross negligence, willful misconduct, or fraud.

12. Limitation of Liability

Except for a Party’s indemnification obligations, confidentiality breaches, gross negligence, willful misconduct, fraud, unpaid amounts, or unauthorized use of or damage to the other Party’s property, neither Party shall be liable to the other for consequential, incidental, special, exemplary, punitive, or indirect damages, including lost profits, lost revenue, digital asset losses, lost mining rewards, loss of business opportunity, or loss of data, arising out of or relating to this Agreement. In addition, PWRU’s aggregate liability under this Agreement shall not exceed the total Recurring Charges actually paid or payable by Customer under the applicable Service Order during the twelve (12) months preceding the event giving rise to the claim.

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13. Default and Remedies

13.1 Events of Default

Each of the following constitutes an Event of Default:

●	Failure to pay any undisputed amount when due, continuing for ten (10) days after written notice.

●	Failure to provide or replenish the security deposit or requisite credit support within required time.

●	Material breach of this Agreement not cured within thirty (30) days after written notice.

●	Repeated unauthorized access, tampering, or security violations by Customer or its personnel.

●	Insolvency, assignment for the benefit of creditors, or commencement of bankruptcy proceedings by or against a Party that are not dismissed within sixty (60) days.

13.2 Remedies

Upon an Event of Default, the non-defaulting Party may suspend performance, deny access to affected service areas to the extent commercially reasonable and legally permitted, suspend release of Gross Mining Revenues subject to any applicable control arrangement, draw on the security deposit, terminate applicable Service Order or this Agreement, and pursue all other remedies available at law or in equity.

Customer shall remain liable following termination for all accrued amounts, all unpaid take-or-pay amounts through the effective date of termination, removal and storage costs, and any underpayments revealed by an audit.

14. Force Majeure

“Force Majeure Event” means an event beyond the reasonable control of the affected Party that prevents or materially delays performance, including acts of God, hurricanes, floods, fire, explosion, war, terrorism, sabotage, epidemic, labor disruption, acts of government, utility failure not caused by the affected Party, fuel transportation interruption not caused by the affected Party, and similar causes. A Force Majeure Event does not include lack of funds, change in market prices, improved alternative supply opportunities, mining difficulty changes, reduced mining profitability, or inability to pay.

15. Dispute Resolution; Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. The state and federal courts located in Miami-Dade County, Florida shall have exclusive jurisdiction over any dispute arising from or relating to this Agreement, and each Party irrevocably submits to such jurisdiction and venue.

16. Miscellaneous

●	Independent Contractors. The Parties are independent contractors, and nothing in this Agreement creates a partnership, joint venture, fiduciary relationship, landlord-tenant relationship, or agency.

●	Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, except to an affiliate or in connection with a merger, sale of substantially all assets, or financing transaction, provided the assignee assumes the assigning Party’s obligations.

●	Notices. Formal notices under this Agreement shall be in writing and delivered by recognized overnight courier, certified mail, or email with confirmation of receipt to the addresses set forth below or such other address as a Party may designate by notice.

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●	Entire Agreement. This Agreement, together with all Service Orders and any related equipment schedule or credit support documents, constitutes the entire agreement between the Parties regarding the subject matter and supersedes prior proposals, discussions, and understandings.

●	Amendments. No amendment shall be effective unless in writing and signed by both Parties.

●	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and together shall constitute one instrument.

17. Notice Addresses

If to PWRU:

Power Upp USA, Inc.

Attn: Matt Inan

2200 SW 45th St., Suite 101

Fort Lauderdale, FL 33312

Email: matt.inan@yesilglobal.com

If to Customer:

Cuentas, Inc.

Attn: Shalom Arik Maimon

235 Lincoln Rd, Suite 210

Miami Beach, Florida 33139

Email: arik@cuentas.com

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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18. Signatures

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

POWER UPP USA, INC.

By:	/s/ Matthew Inan
Name:	Matthew Inan
Title:	President
Date:	9/20/2026

CUENTAS, INC.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	CEO
Date:	9/20/2026

[SIGNATURE PAGE TO THIS POWER-AS-A-SERVICE AND COLOCATION SERVICES AGREEMENT]

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SERVICE ORDER NO. 1

Under the Power-as-a-Service and Colocation Services Agreement

This Service Order No. 1 (“Service Order”) is entered into effective as of August 20th, 2026 (the “Service Order Effective Date”), by and between Power Upp USA, Inc. (“PWRU”) and Cuentas, Inc. (“Customer”), pursuant to that certain Power-as-a-Service and Colocation Services Agreement between the parties dated August 20th, 2026 (the “Agreement”). Capitalized terms used but not defined in this Service Order have the meanings given to them in the Agreement.

If there is a conflict between this Service Order and the Agreement, the Agreement shall control except to the extent this Service Order expressly modifies a specific provision of the Agreement solely for the purposes of this Service Order.

1. Site and Scope

1.1 Site

The Site for this Service Order is PWRU’s West Texas powered-land project site located at 441 County Road 332, Seminole, TX 79360 together with related access, staging, interconnection, colocation, security, and service areas made available by PWRU for the Services (the “Site”).

1.2 Scope of Services

Subject to the Agreement and this Service Order, PWRU shall provide to Customer:

●	Power-as-a-Service for up to ten (10) Container Sets, each with a Contracted Demand of 2,400 kWe (2.4 MWe); and

●	Colocation services for Customer-owned ASIC miners and related Customer Equipment associated with each such Container Set.

1.3 Aggregate Contracted Demand

The aggregate maximum Contracted Demand under this Service Order, when all ten (10) Container Sets are deployed, shall be 24,000 kWe (24.0 MWe).

2. Container Sets and ASIC Miners

2.1 Container Configuration

For purposes of this Service Order, each “Container Set” shall consist of:

●	one powered 40-foot hydro container configuration rated for 2.4 MWe of Contracted Demand, or such equivalent deployed modular hydro-cooled configuration as determined by PWRU;

●	associated racks, cooling interfaces, electrical distribution components, controls, and site integration components; and

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●	Customer-owned ASIC miners staged for operation in such Container Set.

2.2 ASIC Miner Quantity

Each Container Set is expected to house approximately 420 ASIC miners, subject to final engineering, rack density, thermal design, and equipment selection. Accordingly, the anticipated total ASIC miner quantity across ten (10) Container Sets is approximately 4,200 ASIC miners.

2.3 Final Equipment Schedule

The exact make, model, manufacturer, firmware, batch, serial-number schedule, and final quantity of ASIC miners -including any spares for each Container Set shall be identified in one or more equipment schedules, deployment notices, or invoices issued under the Agreement. Deviations in available and functioning miner count shall be the Customer’s responsibility and shall not relieve Customer of its take- or-pay obligations due for the Contracted Demand allocated to a Container Set regardless of actual usage.

3. Deployment Schedule

3.1 Staged Deployment Plan

The Parties acknowledge and agree that deployment under this Service Order shall occur on a staged basis of one (1) Container Set every ninety (90) days following the Service Commencement Date for the first deployed Container Set, unless accelerated or otherwise adjusted by mutual written agreement.

3.2 Target Delivery Milestones

The target deployment schedule is as follows:

Container Set	Target Deployment Milestone	Incremental Contracted Demand	Cumulative Contracted Demand
1	Service Commencement Date	2.4 MWe	2.4 MWe
2	90 days after Set 1 deployment	2.4 MWe	4.8 MWe
3	180 days after Set 1 deployment	2.4 MWe	7.2 MWe
4	270 days after Set 1 deployment	2.4 MWe	9.6 MWe
5	360 days after Set 1 deployment	2.4 MWe	12.0 MWe
6	450 days after Set 1 deployment	2.4 MWe	14.4 MWe
7	540 days after Set 1 deployment	2.4 MWe	16.8 MWe
8	630 days after Set 1 deployment	2.4 MWe	19.2 MWe
9	720 days after Set 1 deployment	2.4 MWe	21.6 MWe
10	810 days after Set 1 deployment	2.4 MWe	24.0 MWe

3.3 Service Commencement Date by Container Set

Each Container Set shall have its own Service Commencement Date, which shall occur on the date when PWRU notifies Customer that the applicable Container Set is installed, energized, commissioned, and available for delivery of power and colocation services, provided Customer has satisfied all prerequisites applicable to that Container Set, including payment of required fees, delivery of ASIC miners, insurance compliance, credit support compliance, and required documentation.

3.4 Delay by Customer

If deployment of any Container Set is delayed due to Customer’s failure to timely deliver ASIC miners, make payments, maintain credit support, provide required info, complete wallet or mining pool setup, satisfy regulatory requirements allocated to Customer, or otherwise perform its obligations, then PWRU may defer the deployment milestone or, at PWRU’s election upon written notice, deem the applicable Container Set commercially reserved for Customer and begin charging the applicable fixed monthly Colocation & Admin fee and take-or-pay obligations beginning on the later of: (i) scheduled deployment milestone; or (ii) fifteen (15) days after PWRU’s written notice of readiness for that Container Set.

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3.5 Delay by PWRU

If PWRU is unable to deploy a scheduled Container Set due solely to PWRU-caused delays unrelated to Force Majeure, fuel supply disruptions, interconnection delays, governmental delays, title/site control issues, or Customer-caused issues, the corresponding milestone shall be extended day-by-day until the applicable Container Set is ready for service. Customer’s obligations for such delayed Container Set shall begin only upon its actual Service Commencement Date, except as otherwise provided in Section 3.4.

4. Commercial Terms for this Service Order

4.1 One-Time Fees Per Container Set

For each deployed Container Set, Customer shall pay the following one-time charges in accordance with the Agreement:

●	ASIC Miners: $500,000 per Container Set for 432 Customer-owned ASIC miners procured, staged, configured, and commissioned for Customer;

●	Mobilization Fee: Included;

●	Security Deposit Allocation: $90,000 per Container Set, unless otherwise agreed in writing or consolidated by PWRU across multiple Container Sets.

4.2 Aggregate One-Time Fees for Full Ten-Set Deployment

If all ten (10) Container Sets are deployed, the anticipated aggregate commercial values are as follows:

Charge Item	Amount per Container Set	Aggregate for 10 Container Sets
ASIC Miners	$500,000	$5,000,000
Security Deposit	$90,000	$900,000
Mobilization Fee	Included	Included

4.3 Recurring Charges Per Container Set

For each Container Set from its applicable Service Commencement Date forward, Customer shall pay:

●	Colocation & Admin: 5% of Gross Mining Revenues attributable to the applicable Container Set, plus $2,500 per month per Container Set;

●	Capacity Fee: Waived, with the Parties acknowledging that the take-or-pay obligation is in lieu of a separate capacity reservation fee;

●	Energy Charge: $0.05/kWh, subject to adjustment under the Agreement;

●	Taxes: All applicable pass-through taxes.

4.4 Billing by Container Set

PWRU may invoice Customer separately by Container Set, in the aggregate for all deployed Container Sets, or in such combined format as PWRU reasonably determines, provided the invoice identifies the deployed Container Sets and the basis for the charges.

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5. Contracted Demand and Take-or-Pay by Container Set

5.1 Contracted Demand

For each Container Set deployed under this Service Order, the Contracted Demand shall be 2,400 kWe. Customer’s Minimum Utilization Requirement and take-or-pay obligation shall apply separately to each deployed Container Set from its Service Commencement Date and may be aggregated by PWRU for invoice presentation.

5.2 No Relief for Customer-Side or Market Circumstances

For avoidance of doubt, Customer’s take-or-pay obligations under the Agreement shall apply to each deployed Container Set regardless of Customer Equipment issues, miner downtime, thermal issues, networking issues, mining pool issues, digital asset pricing, mining difficulty, profitability, curtailment decisions, custody issues, or other Customer-side or market-side circumstances, except only as expressly excused under the Agreement.

6. Revenue Reporting and Revenue Control

6.1 Gross Mining Revenue Reporting

Customer shall provide monthly revenue reports by Container Set or by a mutually agreed allocation methodology sufficient to enable PWRU to determine Gross Mining Revenues attributable to each deployed Container Set. If digital asset proceeds are pooled across multiple Container Sets, Customer shall allocate such proceeds on a commercially reasonable basis consistent with the actual performance of the hosted ASIC miners.

6.2 Revenue Control Arrangements

As a condition precedent to the Service Commencement Date of the first Container Set, and thereafter as a continuing obligation, Customer shall establish revenue control arrangements acceptable to PWRU sufficient to permit remittance and, where applicable, clawback of amounts payable to PWRU from Gross Mining Revenues attributable to the Customer Equipment operated under this Service Order.

7. Site Rules and Operations

7.1 Access and Security

Customer’s access to the Site shall be subject to PWRU’s security, escort, access-control, and operational procedures. Customer shall not access areas outside those designated by PWRU and shall comply with all safety, security, and operating instructions.

7.2 Operating Protocols

PWRU shall determine the reasonable site operating protocols, deployment sequencing, container placement, cable routing, energized work restrictions, security measures, and maintenance windows necessary for safe and efficient operation of the Site. Customer shall cooperate with such protocols.

7.3 Customer Equipment

Customer shall be responsible for all Customer Equipment introduced to the Site, including compliance with any agreed technical specifications, shipping and delivery timing, and any required spares inventory. Customer acknowledges that minor adjustments to container layout, rack count, miner count, or cooling configuration may be required during final engineering and commissioning and shall not constitute a breach so long as the Contracted Demand and essential commercial purpose are substantially preserved.

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8. Term of this Service Order

This Service Order shall commence on the Service Order Effective Date and continue coterminously with the Agreement unless earlier terminated in accordance with the Agreement. With respect to each Container Set, the recurring charges and take-or-pay obligations shall begin on the applicable Service Commencement Date for that Container Set and continue for the remainder of the Term unless otherwise agreed in writing.

9. Conditions Precedent

PWRU shall have no obligation to commence services for any Container Set until the following conditions precedent have been satisfied or waived by PWRU in writing:

●	receipt of all one-time fees and deposit amounts then due for such Container Set;

●	execution of the Agreement, this Service Order, and any required equipment schedule or credit support documents;

●	delivery of insurance certificates and endorsements required under the Agreement;

●	establishment of acceptable revenue control / payment control arrangements;

●	delivery or confirmed availability of the ASIC miners and related Customer Equipment for the applicable Container Set; and

●	completion of any other commercially reasonable prerequisites identified by PWRU in writing for that deployment phase.

10. Miscellaneous

This Service Order forms part of, and is governed by, the Agreement. Except as expressly modified herein, all terms and conditions of the Agreement remain unchanged and in full force and effect.

Signatures

IN WITNESS WHEREOF, the Parties have executed this Service Order by their duly authorized representatives.

POWER UPP USA,

By:	/s/ Matthew Inan
Name:	Matthew Inan
Title:	President
Date:	9/20/2026

CUENTAS, INC.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	CEO
Date:	9/20/2026

[SIGNATURE PAGE TO THIS SERVICE ORDER NO. 1]

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